As filed with the Securities and Exchange Commission on February 20, 2003
                                                                        Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
Under
The Securities Act of 1933

MAVERICK TUBE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	43-1455766 (IRS Employer Identification No.)

106401 Swingley Ridge Road, Suite 700,
Chesterfield, Missouri
(636) 733-1600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant's Principal Executive Offices)

Gregg Eisenberg, President
16401 Swingley Ridge Road, Seventh Floor
Chesterfield, Missouri 63017
(636) 733-1600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
          of Agent For Service)

With copies to:
Robert H. Wexler, Esq.
Gallop, Johnson & Neuman, L.C.
1600 Interco Corporate Tower
101 South Hanley
St. Louis, Missouri 63105
Telephone: (314) 615-6000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                    Proposed         Proposed
Title of                            Maximum          Maximum
Each Class of                       Offering         Aggregate     Amount of
Securities to     Amount to be      Price Per        Offering      Registration
be Registered     Registered (1)     Unit (2)        Price (2)     Fee (2)
--------------------------------------------------------------------------------
Common Stock,     733,676 shares    $ 15.87        $11,643,438      $1,072
par value $.01
per share (1)
--------------------------------------------------------------------------------

(1)     Includes associated rights to purchase common stock. The registrant is registering for resale shares of its common stock to be issued in connection with an acquisition.

(2)     Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for the Registrant’s common stock, as reported on the New York Stock Exchange on February 14, 2003.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

* * * * *

         The information contained in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities or accept your offer to buy them until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

* * * * *

SUBJECT TO COMPLETION, Dated February 20, 2003

PROSPECTUS

733,676 SHARES

MAVERICK TUBE CORPORATION

Common Stock

_________________

        This prospectus is part of a registration statement of Maverick Tube Corporation filed with the SEC in connection with Maverick’s pending acquisition of SeaCAT Corporation. As part of the acquisition, we agreed to register for resale the shares of common stock to be delivered as partial consideration to the preferred shareholders of SeaCAT. These shareholders, referred to in this prospectus as selling stockholders, are listed on page 11 and are offering up to 733,676 shares of Maverick common stock. We will not receive any proceeds from the sale of the shares by the selling stockholders.

        Our common stock is listed on the New York Stock Exchange under the symbol “MVK,” and the shares of common stock to which this prospectus relates will be approved for listing on the New York Stock Exchange pending official notice of their issuance. The closing market price of our common stock on the New York Stock Exchange on February 19, 2003 was $16.48 per share.

        The selling stockholders may sell the shares described in this prospectus in a number of different ways and at varying prices, including through agents designated from time to time or to or through underwriters or dealers. See “Plan of Distribution” on page 12 for more information about how the selling stockholders may sell their shares. If any underwriters are involved in the sale of any shares with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement.

        We will not be paying any underwriting discounts or commissions in this offering.

        INVESTING IN THE COMMON SHARES ISSUED UNDER THIS PROSPECTUS INVOLVES RISK. BEFORE MAKING ANY INVESTMENT IN OUR COMPANY, YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this prospectus is __________, 2003

ABOUT THIS PROSPECTUS

        You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and the registration statement. We have not authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling stockholders are not, and no other person is, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

CAUTIONARY STATEMENTS REGARDING
FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. We make forward-looking statements in this prospectus and in our public documents that are incorporated by reference, which represent our expectations or beliefs about future events and financial performance. You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “goal,” “plan,” “intend,” “estimate,” “may,” “will” or similar words. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to under “Risk Factors” and otherwise described in our periodic filings.

        Important factors that could cause actual results to differ materially from those contemplated, projected or implied by the forward-looking statements (the order of which does not necessarily reflect their relative significance) include:

       oil and gas price volatility;
       steel price volatility;
       domestic and foreign competitive pressures;
       fluctuations in industry-wide inventory levels;
       the presence or absence of governmentally imposed trade restrictions;
       seasonal fluctuations;
       steel supply;
       asserted and unasserted claims;
       compliance with laws and regulations;
       presence of collective bargaining agreements; and
       those other risks and uncertainties discussed in our Annual Report on
       Form 10-K for the fiscal year ended December 31, 2001 and elsewhere in this and our other filings with the SEC.

        In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. In addition, actual results could differ materially from those suggested by the forward-looking statements. Accordingly, you should not place undue reliance on the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should, however, review additional disclosures we make in our periodic filings with the SEC.

        You should read this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

MAVERICK TUBE CORPORATION

General

        We are a leading North American producer of welded tubular steel products used in energy and industrial applications. We are the largest producer of oil country tubular goods, also known as OCTG, and line pipe products for use in newly drilled oil and gas wells and for transporting oil and natural gas. We primarily sell these products to distributors in the United States and Canada. We expanded into coiled tubing products with our acquisition of Precision Tube Holding Corporation. Coiled tubing products are used primarily to maintain existing wells and also to complete new wells. We sell coiled tubing to customers throughout North America and internationally. OCTG, line pipe and coiled tubing products comprise our energy product line. We also manufacture structural tubing, also known as hollow structural sections or HSS, standard pipe and pipe piling. In January 2003, we entered the electrical conduit business with our acquisition of the tubular division of The LTV Corporation. Structural tubing, standard pipe, pipe piling and electrical conduit products comprise our industrial product line. We sell these products to service centers, fabricators and end users. During calendar years 2001 and 2002, energy products accounted for approximately 85% and 83%, respectively, of our total revenues.

        We were incorporated in Missouri in 1977 and reincorporated in Delaware in 1987. Our principal executive offices are located at 16401 Swingley Ridge Road, Seventh Floor, Chesterfield, Missouri 63017 and our phone number is (636) 733-1600.

Recent Developments

        On February 19, 2003, we signed a definitive agreement to acquire SeaCAT Corporation for a purchase price consisting of 733,676 shares of common stock, a $5 million subordinated promissory note, $4 million in cash and up to $750,000 of future contingent cash consideration. SeaCAT manufactures, fabricates and finishes stainless steel coiled tubing products that will become a part of our energy product line.

        On February 11, 2003, we announced our plans to close the Youngstown, Ohio manufacturing facility during the second quarter of 2003. We plan to move all of Youngstown’s current production to our manufacturing facilities in Hickman, Arkansas.

        On December 31, 2002, we completed our acquisition of the assets comprising the business of The LTV Corporation’s tubular products division pursuant to Section 363 of the United States Bankruptcy Code. The purchase price for the tubular division of The LTV Corporation was $120.2 million cash (which amount included an estimated working capital adjustment, and is subject to final adjustment). The funding for our acquisition of the tubular division of The LTV Corporation was provided by a draw-down on our current revolving credit facility, which was expanded in connection with this transaction to provide aggregate borrowing capacity of up to $195 million, which includes a short-term $10 million facility and is subject to customary borrowing base limitations.

        On March 29, 2002, we completed our purchase of all the outstanding stock of Precision Tube Holding Corporation in exchange for $60.7 million cash and 200,000 common shares of the Company.

        On January 1, 2002, the Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill no longer be amortized, but tested for impairment at least annually. Based upon our annual impairment test, no impairment charges will be recorded for calendar year 2002.

The Products We Produce

        The following table summarizes our current manufacturing facilities and the products they produce:

Facility              Products                                  Sizes (1)
--------              --------                                  ---------
Hickman,              Oil country tubular goods, line pipe,     1 1/2" - 16"
Arkansas              standard pipe, structural shapes,
                      rounds and piling

Houston, Texas        Coiled steel pipe                         1" - 4 1/2"

Conroe, Texas         Oil country tubular goods and line pipe   4 1/2" - 9 5/8"

Calgary, Alberta      Oil country tubular goods, line pipe      2 3/8" - 12 3/4"
                      and structural shapes and rounds

Youngstown,           Standard pipe and line pipe               7" - 16"
Ohio (2)

Elyria, Ohio          Rigid conduit and mechanical tubing       1/2" - 3"

Counce, Tennessee     Standard pipe, line pipe, rigid conduit   4 1/2" - 8 5/8"
                      and oil country tubular goods

Ferndale, Michigan    Electrical conduit and mechanical tubing  1/2" - 4"

Cedar Springs,        Electrical conduit                        1/2" - 2 1/2"
Georgia

_________________

(1)     Represents outside diameter measurement. Structural tubing can have a square, rectangular or round cross-section.

(2)     This facility is scheduled to close in the second quarter of 2003.

Our Business Strategy

Identify And Enter New Markets

        We continually seek and make acquisitions and capital expenditures to enter new markets, as evidenced by our entry into the structural tube market in 1994, the addition of the large diameter pipe and tube mill at our Hickman, Arkansas facility and our acquisitions of Prudential, Precision and the electrical conduit business of the tubular division of The LTV Corporation. We intend to seek additional opportunities to expand our business to new markets where we believe we can compete effectively and profitably.

Increase Market Shares By Expanding Our Existing Product Lines

        We believe that the expansion of our product lines in both the energy and industrial segments of our business will allow us to increase our market share by capitalizing on our existing customer relationships to market additional products. The construction and equipping of the new large diameter pipe and tube mill at the Hickman, Arkansas facility, the Precision acquisition and the acquisition of the pipe and tube business of the tubular division of The LTV Corporation are examples of this strategy.

Continually Improve The Efficiency Of Our Manufacturing Process

        We intend to continue to pursue our objective of being a low-cost, high-volume producer of quality steel tubular products by seeking to:

       maintain product manufacturing cost controls;
       maximize production yields from raw materials;
       invest capital to lower costs and improve quality;
       minimize unit production costs through effective utilization of plant capacity; and
       minimize freight costs.

Deliver Quality Products And Service To Our Customers

        We believe that we have achieved an excellent reputation with our existing customers. We intend to continue to build long-term customer relationships with new and existing customers by seeking to:

       offer broad-based product lines;
       focus on product availability;
       deliver competitively priced, quality products; and
       provide a high level of customer support before and after the sale.

RISK FACTORS

        You should consider carefully the following risk factors and other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this prospectus, before purchasing any of our common shares. Investing in our common shares involves risk. If any of the events described in the following risk factors occur, our business and financial condition could be seriously harmed. In addition, the trading price of our common shares could decline due to the occurrence of any of such events, and you may lose all or part of your investment.

FLUCTUATIONS IN OIL AND NATURAL GAS PRICES COULD ADVERSELY AFFECT US BECAUSE WE SELL A SIGNIFICANT PORTION OF OUR PRODUCTS TO THE ENERGY INDUSTRY.

        Our principal products consist of oil country tubular goods and line pipe. Sales of these products to the energy industry constitute our most significant revenue source. In fact, revenues from the sale of oil country tubular goods and line pipe to the energy industry accounted for approximately 85% and 83% of our revenues for the years ended December 31, 2001 and 2002, respectively. Demand for these products depends primarily upon the number of oil and natural gas wells being drilled, completed and worked over in the United States and Canada and the depth and drilling conditions of these wells. Similar factors also affect the demand for line pipe. The level of these activities is primarily dependent on current and anticipated oil and natural gas prices. Many factors, such as the supply and demand for oil and natural gas, general economic conditions and global weather patterns affect these prices. As a result, future levels and volatility of oil and natural gas prices are uncertain.

THE LEVEL OF IMPORTS OF OIL COUNTRY TUBULAR GOODS INTO THE UNITED STATES AND CANADIAN MARKETS, WHICH HAS BEEN REDUCED BY TRADE RELIEF NOW IN PLACE, WILL IMPACT DEMAND AND PRICING FOR OUR PRODUCTS.

        The level of imports of oil country tubular goods, which has varied significantly over time, affects the U.S. and Canadian OCTG markets. We believe that these import levels are affected by, among other things:

       North American and overall world demand for oil country tubular goods,
       The trade practices of and government subsidies to foreign producers and
       The presence or absence of antidumping and countervailing duties.

        Antidumping and countervailing duty orders require special duties to be imposed in amounts designed to offset unfair pricing and government subsidization, respectively. In the United States, once an order is in place, foreign producers, importers, domestic producers and other parties may request an “administrative review” on a yearly basis to determine the duty rates to be applied to imports from the companies covered by the review. In addition, a company that did not ship to the United States during the original period examined by the United States government may request a “new shipper review” to obtain its own duty rate on an expedited basis.

        United States antidumping and countervailing duty orders may be revoked as a result of periodic “sunset reviews.” An individual importer may also obtain revocation applicable only to itself under certain circumstances. In June 2000, the United States government completed sunset reviews of orders covering Canada and Taiwan, and revoked both orders. In June 2001, the United States government completed sunset reviews of the orders covering Argentina, Italy, Japan, Korea and Mexico and kept those orders in place. However, those orders remain subject to future periodic sunset reviews. If the orders covering imports from Argentina, Italy, Japan, Korea and Mexico are revoked in full or in part or the duty rates lowered, we could be exposed to increased competition from imports that could have a material adverse effect on our United States business. The antidumping and countervailing import duty orders on line pipe products expire on March 1, 2003, and it is not expected that such duty orders will be extended. The revocation of the import duty orders on line pipe could expose us to increased competition from imports that could adversely affect our sales and operating profits in this segment of our business.

         In March 2002, an antidumping petition was filed with the United States government covering oil country tubular goods from Austria, Brazil, China, France, Germany, India, Indonesia, Romania, South Africa, Spain, Turkey, Ukraine and Venezuela. On May 10, 2002, the United States government voted to end this case. As a result of this ruling, there will not be any additional import relief for oil country tubular goods. Imports of OCTG products not covered by this trade case ruling have remained at existing levels due to low market demand for most of 2002. However, as the market begins to improve, our OCTG products will be subject to both price and demand pressure throughout 2003.

        The trade case signed by the President in March 2002 covers a portion of our standard pipe product line through the three-year decreasing tariff system of 15%, 12% and 9%. Our electrical conduit product line was not protected in the trade case ruling.

        Since 1986, imports of certain oil country tubular goods into Canada from the United States, Korea, Japan and Germany have been restricted by the existence of antidumping and countervailing duty orders. Following a sunset review process, the orders, to the extent applicable to imports of carbon grade casing from the United States and Korea into Canada, expired in June 2001. As a result, the requirement that an importer obtain “normal values” for these products was not continued. The expiration of this ruling is expected to result in downward pressure on the selling price of these products in Canada. In August 2002, the Canadian International Trade Tribunal found injury on the part of all imported steel products except hot rolled products. At this point in time, the Canadian government has not acted on the Tribunal’s findings, thus no further trade action has been taken.

THE VOLATILITY AND CYCLICAL NATURE OF STEEL PRICES MAY ADVERSELY AFFECT OUR BUSINESS.

        Purchased steel currently represents slightly more than two-thirds of our cost of goods sold. As a result, the steel industry, which is highly volatile and cyclical in nature, affects our business both positively and negatively. Numerous factors, most of which are beyond our control, drive the cycles of the steel industry and influence steel prices. Some of these factors are:

       general economic conditions;
       industry capacity utilization;
       import duties and other trade restrictions; and
       currency exchange rates.

        Changes in steel prices can affect the pricing and gross margin levels of our products. With respect to industrial products, we intend to seek to recover any increase in steel costs by attempting to increase the price of our products. However, increases in the prices of our products often do not fully compensate for steel price increases and generally lag several months behind increases in steel prices. Prices of energy products move in conjunction with demand for those products and are not necessarily related to changes in steel costs. This could result in an inability to recover steel cost increases on those products during poor energy market conditions. Consequently, we typically have a limited ability to recover increases in steel costs.

        In November 2001, the International Trade Commission recommended to the President of the United States that a Section 201 case for steel and all steel products, with the exception of oil country tubular goods products, be supported with a wide scale program of quotas and duties. The President’s remedy plan released on March 5, 2002 provides relief to the United States steel industry through a three-year program of quotas and tariffs covering a wide range of imported steel products. Of specific interest to our business, imported flat rolled products, including hot rolled steel coils are subject to a 30% tariff in year one, a 24% tariff in year two and an 18% tariff in year three. This plan resulted in an increase in the cost of foreign imported hot rolled steel and steel products, which in turn, significantly increased the cost of our purchased steel. For example, our major supplier of steel increased our steel prices by $15 per ton in January 2002, by $40 per ton in April 2002, and $60 in July 2002. However, while we expect the replacement cost of steel to be volatile in 2003, these costs are currently below the prevailing prices experienced during the second half of 2002. The plan would not affect imports of oil county tubular goods. Accordingly, we would expect additional competition from foreign imports of oil country tubular goods products in the United States.

INDUSTRY INVENTORY LEVELS AFFECT OUR SALES AND NET INCOME.

        Industry inventory levels of our products, particularly oil country tubular goods, can change significantly from period to period. These changes can have a direct adverse effect on the demand for new production of energy and industrial products when customers draw from inventory rather than purchase new products. We believe that industry inventory in terms of monthly consumption appears to be below historical levels at December 31, 2002.

THE OPERATIONS OF THE END-USERS OF OUR PRODUCTS EXPOSE US TO POTENTIAL PRODUCT LIABILITY CLAIMS.

        Drilling for, and the transmission of, oil and natural gas involve a variety of risks, including risks relating to well failures, line pipe leaks and fires. Actual or claimed defects in products, including our pipes, structural tubing and conduit tubing, could give rise to claims, liabilities, costs and expenses, relating to loss of life, personal injury, property damage, damage to equipment and facilities, pollution, inefficient heat recovery, loss of production or suspension of operations. We maintain insurance coverage against potential product liability claims in amounts that we believe to be adequate. However, in the future we may incur product liability claims in excess of our insurance coverage, or that are subject to substantial deductibles, or incur uninsured product liability costs. These liabilities and costs could have a material adverse effect on our business, results of operations and financial condition. Moreover, any claims made under our policies likely will cause our premiums to increase, and we may not be able to maintain adequate insurance coverage levels in the future.

WE DEPEND ON A FEW SUPPLIERS FOR A SIGNIFICANT PORTION OF OUR STEEL, AND A LOSS OF ONE OR MORE SIGNIFICANT SUPPLIERS COULD AFFECT OUR ABILITY TO PRODUCE OUR PRODUCTS.

        In calendar year 2001, we purchased in excess of 93% of our steel for our United States operations from four suppliers, and in excess of 94% of the steel for our Canadian operations from two Canadian suppliers. The loss of any of these suppliers or interruption of production at one or more of the suppliers could have a material adverse effect on our business, financial condition and results of operations.

COVENANT RESTRICTIONS IN OUR SENIOR REVOLVING CREDIT FACILITY COULD LIMIT OUR ABILITY TO OPERATE OUR BUSINESS.

        Our revolving credit facility, as recently expanded in connection with our acquisition of the tubular division of The LTV Corporation, contains certain restrictive covenants that impose limitations (subject to certain exceptions) on us with respect to, among other things:

       the creation or incurrence of indebtedness;
       the creation or incurrence of liens;
       investments, mergers, acquisitions or changes of existence, ownership or business operations;
       the sale or other disposition of assets other than inventory in the ordinary course of business;
       the declaration or payment of dividends or the purchase, redemption, retirement or other acquisition of capital stock;
       transactions with affiliates;
       capital expenditures in excess of $30.0 million in any calendar year; and
       the granting of any negative pledge in any agreement, contract or understanding with a third party.

        All of these covenants could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. Moreover, our failure to comply with the financial and other covenants could result in an event of default that, if not cured or waived, would prevent us from borrowing under our new revolving credit facility and could cause us to be required to repay our borrowings before their due date. If we were unable to make this repayment or otherwise refinance these borrowings, our lenders could foreclose on our assets.

CERTAIN OF OUR OPERATIONS ARE SUBJECT TO COLLECTIVE BARGAINING AGREEMENTS THAT MAY SUBJECT US TO ADDITIONAL REGULATIONS AND COSTS.

        In January 2001, we renewed a collective bargaining agreement with the United Steel Workers of America, Local Union 7226, covering approximately 73% of our employees at our Calgary facility. This agreement, which expires on December 31, 2003, covers wages, healthcare benefits, retirement plans, seniority, job classes and certain work rules. In connection with our acquisition of the tubular division of the The LTV Corporation, we entered into collective bargaining agreements with the United Steel Workers of America covering approximately 83% of the employees of our Youngstown, Elyria, Counce and Ferndale facilities. These agreements expire on November 15, 2005. While we believe our present labor relations to be good, we cannot assure you that the collective bargaining agreements will be renewed upon expiration or that new collective bargaining agreements on terms acceptable to us will be established.

BECAUSE OF THE SUBSTANTIAL AMOUNT OF BUSINESS WE CONDUCT IN CANADA, EXCHANGE RATE FLUCTUATIONS HAVE A DIRECT IMPACT ON OUR RESULTS OF OPERATIONS.

        Although our financial results are reported in United States dollars, a significant portion of our sales and operating costs are denominated in Canadian dollars. Consequently, in consolidating the financial results of our Canadian operations for reporting purposes, we are exposed to cash flow and earnings volatility as a result of fluctuations in relative currency values. Significant fluctuations may adversely affect our consolidated results of operations. In particular, our results of operations may be adversely affected by a significant strengthening of the United States dollar against the Canadian dollar.

OUR INDUSTRY IS CHARACTERIZED BY INTENSE COMPETITION.

        Our businesses are very competitive and compete against a number of companies. Some of our competitors are larger than us and have greater financial and marketing resources and business diversification. These companies may be better able than us to successfully endure downturns in either the energy or industrial sectors. The oil country tubular goods, structural and conduit product markets are largely commodity-based in nature and as a result, price competition is of particular importance.

SEASONAL FLUCTUATIONS THAT AFFECT OUR CUSTOMERS AFFECT DEMAND FOR OUR PRODUCTS.

        Our company, as well as the oil country tubular goods industry in general, have historically experienced seasonal fluctuations in demand for products. For instance, weather conditions during the first half of the calendar year normally make drilling operations more difficult in the United States, while the second and third quarters are more difficult in Western Canada. Consequently, drilling activity and the corresponding demand for our oil country tubular goods generally will be lower at these times in these respective regions. We also experience seasonal fluctuations in demand for our industrial products. However, the timing of these fluctuations may differ from fluctuations experienced in the oil country tubular goods market.

COMPLIANCE WITH AND CHANGES IN ENVIRONMENTAL, HEALTH AND SAFETY LAWS REGULATING THE OPERATION OF OUR BUSINESS COULD ADVERSELY AFFECT OUR PERFORMANCE AND EXPOSE US TO ENVIRONMENTAL CLAIMS.

        Our businesses are subject to numerous United States and Canadian local, state, provincial and federal laws and regulations concerning environmental, health and safety matters, including those relating to air emissions, wastewater discharges and the generation, handling, storage, transportation, treatment and disposal of hazardous wastes. Violations of such laws and regulations can lead to substantial fines and penalties. Also, there are risks of substantial costs and liabilities relating to the investigation and remediation of past or present contamination, at current as well as former properties utilized by us and at third-party disposal sites, regardless of fault or the legality of the original activities that led to such contamination. Moreover, future developments, such as changes in laws and regulations, more stringent enforcement or interpretation thereof, and claims for property damage or personal injury could cause us to incur substantial losses or expenditures. Although we believe we are in substantial compliance with all applicable laws and regulations, there can be no assurance that any such law, regulation, enforcement or private claim will not have a material adverse effect on our business, results of operations and financial condition.

WE ARE SUBJECT TO INTEREST RATE RISK TO THE EXTENT WE BORROW AGAINST OUR NEW REVOLVING CREDIT FACILITY.

        Interest on our new revolving credit facility accrues at a fluctuating rate. Rising interest rates could have a substantial impact on our interest expense. Management may take actions that would mitigate our exposure to interest rate risks; however, due to the uncertainty of the actions that we might take and their possible effects, we cannot give any assurance that these actions would effectively mitigate our exposure to interest rate risk to a material extent.

RISKS GENERALLY ASSOCIATED WITH ACQUISITIONS

        An important element of our growth strategy has been and is expected to continue to be the pursuit of acquisitions of other businesses that either expand or complement our existing product lines. Integrating businesses, however, involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems concerning assimilating and retaining the employees of the acquired business, accounting issues that arise in connection with the acquisition, challenges in retaining customers and potential adverse short-term effects on operating results. For example, SeaCAT's business is primiarly dependent on two customers that comprise over 90% of its total sales, so that the loss of one or both of these customers would result in a material adverse effect on SeaCAT, which could result in a material adverse effect on us. In addition, we may incur debt to finance future acquisitions, and we may issue securities in connection with future acquisitions that may dilute the holdings of our current or future stockholders. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our growth strategy could be adversely impacted.

WE HAVE DEFINED BENEFIT PENSION PLANS, WHICH COULD RESULT IN CHARGES AGAINST OUR EARNINGS AND CLAIMS AGAINST OUR ASSETS.

         Our subsidiary, Prudential Steel, Ltd., sponsors two pension plans and a post-retirement benefit plan for substantially all of its Canadian employees and a supplemental executive retirement plan. At December 31, 2002, certain of these plans were underfunded resulting in a combined underfunding of an aggregate of approximately $7.4 million. Moreover, if these plans do not achieve an investment return to the extent of the estimated rates for a particular fiscal year, such deficiency could result in a charge against earnings for that and subsequent years.

PROVISIONS IN OUR CORPORATE DOCUMENTS AND DELAWARE LAW COULD DELAY OR PREVENT A CHANGE OF CONTROL.

         The existence of some provisions in our corporate documents and Delaware law could delay or prevent a change in control, even if that change might be beneficial to our stockholders. Our certificate of incorporation and bylaws contain provisions that may make acquiring control of Maverick difficult, including:

       provisions limiting the rights to call special meetings of our stockholders;
       provisions regulating the ability of our stockholders to bring matters for action at annual meetings of our stockholders;
       a provision prohibiting action by stockholders by written consent; and
       the authorization to issue and set the terms of preferred stock by our board of directors.

In addition, we have adopted a stockholder rights plan that would cause extreme dilution to any person or group who would attempt to acquire a significant interest in Maverick without the advance approval of our board of directors. Moreover, Delaware law would impose restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common shares.

USE OF PROCEEDS

        The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of these shares of common stock.

SELLING STOCKHOLDERS

        Each selling stockholder is a preferred shareholder of SeaCAT Corporation, a Texas corporation. On February 19, 2003, we entered into a Plan of Reorganization and Agreement of Merger with SeaCAT and certain of the selling stockholders providing for the merger of SeaCAT into one of our wholly-owned subsidiaries. In connection with the merger, we will issue, in the aggregate,733,676 shares of our common stock to the selling stockholders in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Rule 506 promulgated thereunder. Under the terms of the Merger Agreement, we are required to prepare and file a registration statement covering these shares on or before February 26, 2003. The closing of this transaction, which we expect to occur during the first quarter of 2003, is conditioned on the registration statement being declared effective by the SEC. The information provided in the table below with respect to the selling stockholders has been obtained solely from the selling stockholders. None of the selling stockholders hold, nor within the past three years has held, any position, office or other material relationship with us or any of our predecessors or affiliates. The number of shares in the column “Number of Shares of Common Stock Being Offered” represents all of the shares that each selling stockholder may offer under this prospectus. The selling stockholders may sell some, all or none of their shares, and the shares offered by this prospectus may be offered from time to time by the selling stockholders.

        Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent such securities are currently exercisable or convertible within 60 days, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. The percentage of shares owned prior to and after the offering is based on 40,945,516 shares of our common stock outstanding as of January 31, 2003 (determined as if all of our exchangeable shares that remain outstanding have been exchanged for shares of our common stock).

                                                                 Shares of
                     Shares of Common        Number of           Common Stock
                     Stock Beneficially      Shares of           Beneficially
                      Owned Prior to         Common Stock        Owned After
                      the Offering           Being Offered     the Offering (1)

Name               Number       Percent                       Number   Percent
----               ------       -------      --------------   ------   -------

Philip C. Lewis      609,391(2)      1.5%           304,694       0       *

Lewis Family         304,697          *            304,697        0       *
Investment
Partnership, Ltd.

Lewis Family         124,285          *            124,285        0       *
Charitable
Foundation

_________________

        *   Represents less than 1% ownership.

(1)     Assumes the sale of all shares offered hereby by all selling stockholders.

(2)     Includes 304,697 shares owned by Lewis Family Investment Partnership, Ltd., the beneficial ownership of which he disclaims.

PLAN OF DISTRIBUTION

        The selling stockholders and any of their donees, pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at market prices prevailing at the time of sale, prices related to market prices, fixed prices or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

       ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
       block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
       purchases by broker-dealers or underwriters as principals and resale by these purchasers for their own accounts;
       an exchange distribution in accordance with the rules of the applicable exchange;
       privately negotiated transactions;
       short sales;
       broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
       the writing of non-traded or exchange-traded call options, put options and other hedge transactions, and settlement of other transactions in standardized or over-the-counter options; or
       a combination of any such methods of sale; and
       any other method permitted by applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

        If the selling stockholders effect the transactions described above by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholder will be responsible for any discounts, concessions or commissions that may be earned by underwriters, broker-dealers or agents.

        In connection with sales of the common stock or otherwise, the selling stockholders may enter into derivative or hedging transactions with broker-dealers or other persons. These persons may in turn engage in sales of the common stock in the course of hedging in positions they assume, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling stockholders may also enter into options or other types of transactions that require the selling stockholder to deliver common stock to a broker-dealer or other person, who will then resell or transfer the common stock under this prospectus. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares of common stock using this prospectus.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them to support a derivative or hedging position or other obligation, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successor-in-interest as a selling stockholder under this prospectus.

        The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers, and any other material information.

        Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

        We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

        With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

LEGAL MATTERS

         Legal matters relating to the common stock offered hereby will be passed upon for us by Gallop, Johnson & Neuman, L.C., St. Louis, Missouri.

EXPERTS

        Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on the report of Ernst & Young LLP, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy these reports, proxy statements and other information at the SEC’s public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-732-0330 for more information about the operation of the public reference rooms.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. Statements made by us in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete. For a more complete description of these contracts, agreements or other documents, you should carefully read the exhibits to the registration statement.

        The registration statement, together with its exhibits and schedules, which we filed with the SEC, may also be reviewed and copied at the public reference facility of the SEC set forth above.

INCORPORATION BY REFERENCE

        The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders sell all of the shares they are offering with this prospectus:

       Report                                       Date
       ------                                       ----

Quarterly Reports on Form 10-Q         Quarters ended March 31, 2002; June
                                       30, 2002; and September 30, 2002

Current Reports on Form 8-K            Filed February 14, 2002;  March 14,
                                       2002;  March  29,  2002;  April  1,
                                       2002;  May 12, 2002;  May 15, 2002;
                                       May 28, 2002; May 30, 2002; October
                                       16,  2002;  and  January  3,  2003;
                                       January 21, 2003, February 4, 2003;
                                       February  11, 2003 and February 20,
                                       2003

Proxy Statement                        Filed  March 20, 2002, as
                                       supplemented on April 19, 2002

Description of common stock            Filed October 31, 1990
contained in Registration
Statement on Form 8-A

Description of preferred               Filed  August 5, 1998, amendment
stock purchase rights                  filed September 6, 2000
contained in Registration
Statement on Form 8-A, as amended

        You may request a copy of these filings at no cost by writing or telephoning us at the following address or telephone number:

Maverick Tube Corporation
16401 Swingley Ridge Road
Chesterfield, Missouri 63017
Attn: Secretary
Telephone: (636) 733-1600

II-3

PART II-1

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        We will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered hereunder other than the expenses of the preparation and distribution of this registration statement and the prospectus included in this registration statement and any prospectus supplement. The extent of these expenses is set forth in the following table. All of the amounts shown are estimates, except for the registration fee.

        SEC registration fee.................................$ 1,072

        Accounting fees and expenses.........................$ 5,000
        Legal fees and expenses..............................$10,000
        Miscellaneous expenses...............................$   928
                                                             -------
        Total................................................$17,000

ITEM 15.   INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

        Article Eleventh of our amended and restated certificate of incorporation requires that Maverick indemnify all persons whom it may indemnify pursuant thereto to the fullest extent permitted by Section 145. It also provides that expenses incurred by an officer or director of Maverick or any of its direct or indirect wholly-owned subsidiaries, in defending a civil or criminal action, suit or proceeding, will be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer, director, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Maverick as authorized. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as our board of directors deems appropriate.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

       any breach of the director's duty of loyalty to the corporation or its stockholders;
       acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
       payment of unlawful dividends or unlawful stock purchases or redemptions; or
       any transaction from which the director derived an improper personal benefit.

Article Tenth of our amended and restated certificate of incorporation provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of Maverick shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of Article Tenth shall not adversely affect any right or protection of a director of Maverick for or with respect to any acts or omissions of such director occurring prior to such amendment to repeal.

        We maintain a claims-made policy of directors’ and officers’ liability and company reimbursement insurance. The directors’ and officers’ liability portion of such policy covers all of our directors and officers and those of our subsidiary companies, more than 50 percent of the outstanding voting stock or equity interests of which is directly or indirectly owned by us. The policy provides for a payment on behalf of the directors and officers up to the policy limits for all specified losses which the directors and officers, or any of them, become legally obligated to pay, from claims made against them during the policy period for specified wrongful acts, which include: errors, misstatements, misleading statements, acts or omissions and neglect or breach of duty in the discharge of their duties, solely in their capacity as directors and officers of Maverick or a subsidiary of ours, individually or collectively, or in connection with any matter claimed against them solely by reason of their being directors or officers of Maverick or our subsidiary companies. The insurance includes the cost of defenses, appeals, bonds, settlements, and judgments. The insurer’s limit of liability under the policy is $15,000,000 in the aggregate for all losses per year. The policy contains various reporting requirements and exclusions. We also maintain a claims-made policy that provides coverage for us, and our directors and officers, against loss, liability, cost or expense incurred under the federal securities laws.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        A list of exhibits filed herewith or incorporated herein by reference is set forth in the Exhibit Index, which is incorporated herein by reference.

ITEM 17.   UNDERTAKINGS

(a)     The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended,) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 20 or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3, and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri, on the 20th day of February, 2003.

                                      MAVERICK TUBE CORPORATION

                                      By:  /s/ Gregg Eisenberg
                                          --------------------------------------
                                          Gregg Eisenberg, Chairman of the Board,
                                          President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signatures appears below constitutes and appoints Gregg Eisenberg, Chairman of the Board, President and Chief Executive Officer and Pamela G. Boone, Vice President of Finance and Secretary, and each of them individually, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of Maverick Tube Corporation in the capacities indicated:

February 20, 2003
                                       /s/ Gregg Eisenberg
                                       --------------------------------------
                                       Gregg Eisenberg, Chairman of the Board,
                                       President and Chief Executive Officer

February 20, 2003
                                        /s/ Pamela G. Boone
                                       --------------------------------------
                                       Pamela G. Boone,
                                       Vice President Finance and
                                       Chief Financial Officer
                                       (Principal Financial Officer)

February 20, 2003
                                       /s/ C. Robert Bunch
                                       --------------------------------------
                                       C. Robert Bunch, Director

February 20, 2003
                                        /s/ David H. Kennedy
                                       --------------------------------------
                                       David H. Kennedy, Director

February ___, 2003

                                       --------------------------------------
                                       William E. Macaulay, Director

February 20, 2003

                                        /s/ Wayne P. Mang
                                       --------------------------------------
                                       Wayne P. Mang, Director

February 20, 2003
                                        /s/ C. Adams Moore
                                       --------------------------------------
                                       C. Adams Moore, Director

February 20, 2003
                                        /s/ J. Donald Wilson
                                       --------------------------------------
                                       J. Donald Wilson, Director

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER               DESCRIPTION OF DOCUMENT
 -------               -----------------------

     3.1        Amended and Restated Certificate of Incorporation of the
                Registrant, as amended. (1)

     3.2        Amended and Restated By-laws of the Registrant, as amended. (2)

     4.1        Specimen certificate representing the common stock. (3)

     5.1        Opinion of Gallop, Johnson & Neuman, L.C.

    23.1        Consent of Ernst & Young LLP.

    23.2        Consent of Gallop, Johnson & Neuman, L.C. (included in
                Exhibit 5.1).

    24.1        Power of Attorney (included on the signature page of this
                registration statement).
_________________
(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

(2)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 1998.

(3)	Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1, File No. 33-37363.